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                        SECURTIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                  FORM 8-K




                             CURRENT REPORT





                         Pursuant to Section 13 or 15(d)
                       of the Securities Exchange Act of 1934


Date of report (Date of earliest event reported): April 29, 1999

                                MARKET FACTS, INC.

             (Exact name of registrant as specified in its charter)

       Delaware                    0-4781                 36-2061602
------------------------       ------------------          -----------
(State of other jurisdiction   (Commission File Number)    (I.R.S. Employer
of incorporation)                                        Identification Number)


3040 West Salt Creek Lane, Arlington Heights, Illinois           60005
-------------------------------------------------------        ------------
      (Address of principal executive offices)                   (Zip Code)



      Registrant's telephone number, including area code:  (847) 590-7000


                               Not Applicable

          (Former name or former address, if changed since last report)



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ITEM 5. OTHER EVENTS

     Aegis Group plc ("Aegis") and Market Facts, Inc. (the "Company") announced on April 30, 1999 that they have entered into a definitive merger agreement through which Aegis will acquire the Company. Pursuant to the terms of the merger agreement, a subsidiary of Aegis will shortly commence a cash tender offer to purchase all of the outstanding shares of the Company's common stock at a price of $31.00 per share, net to the seller in cash.

     The offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration or termination of the offer a number of shares of common stock of the Company which will constitute a majority of the total number of shares outstanding on a fully-diluted basis, less the number of shares Aegis can acquire under an Option and Voting Agreement dated as of April 29, 1999 between Aegis and certain stockholders of the Company, and (ii) the expiration or termination of any applicable waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     Following the cash tender offer, and subject to the terms and conditions of the merger agreement, and subject to stockholder approval, if necessary, the Aegis subsidiary will be merged with the Company, and as a result, the Company will operate as a subsidiary of Aegis under the direction of its current management.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

     (a)   None

     (b)   None

     (c)   Exhibits
           99.1   Press Release dated April 30, 1999.


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                                 SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             MARKET FACTS, INC.
                                            ---------------------
                                                (Registrant)


Date: May 4, 1999                            Thomas H. Payne
                                             -------------------
                                             Thomas H. Payne
                                             Chief Executive Officer




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